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          THIS FOURTH AMENDMENT TO THE
          CROWN CENTRAL PETROLEUM CORPORATION
           EMPLOYEES SAVINGS PLAN, made on this 26th  day of
            September,  1996  BY  CROWN  CENTRAL   PETROLEUM
          CORPORATION, a Maryland Corporation:

          WITNESSETH

          WHEREAS, Crown Central Petroleum Corporation (the "Company") maintains the Crown Central Petroleum
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          Employees Savings Plan, amended and restated as of
          January 1, 1987 and as subsequently amended (the "Plan"). The Company has the power to amend the Plan and now wishes to do so.

          NOW, THEREFORE, the Plan is amended as follows:
          I. Effective September 26, 1996, Section 5.1(a) is amended to read as follows:
           (a) Pursuant to procedures adopted by the Plan Administrator and uniformly applied, but subject to the further conditions in this Section 5.2 prescribed, Participants may direct through a plan fiduciary who shall be identified at all times, the sale or redemption of investments in their accounts and the reinvestment of the proceeds of such sale or redemption at least once in each calendar quarter, except as otherwise required in order to make a permitted withdrawal in cash. Only for periods prior to September 26, 1996, any election made by a Participant who is an officer or director of the Company to sell Class A or Class B Common Stock of the Company as well as any election made by such a Participant to purchase Class A or Class B Common Stock of the Company with the proceeds of a sale or redemption of other investments in such Participant's Accounts (i) may not be made within less than six months before or after any other election by such Participant to sell or purchase Class A or Class B Common Stock of the Company and (ii) may only be made during the period in each calendar quarter which begins on the third business day following the release of quarterly or annual statements of sales and earnings of the Company and ends on the twelfth business day following such date.

             II.    Effective September  26,  1996,  Section
          7.5(a) is amended to read as follows:
          (a)  Officers and Directors.

            Only for periods prior to September 26, 1996, Participants who are officers or directors of the Company and who withdraw Class A or Class B Common Stock of the Company under this Article, must either (i) cease further purchases in the Plan of Class A Common Stock of the Company (or of any other equity security of the Company which may be offered for acquisition under this Plan) for six
          (6) months or (ii) enter into a written agreement with the Company to hold such withdrawn stock for at least six (6) months prior to disposition thereof.

            III. In all respects not amended, the Plan is hereby ratified and confirmed.

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          IN WITNESS WHEREOF,  the Company  had caused  this
          Amendment to be executed by its duly authorized officer and its corporate seal duly attested as of the day and year first above written.

          ATTEST:

          Delores B. Rawlings


          CROWN CENTRAL PETROLEUM CORPORATION

          By  Henry A. Rosenberg, Jr.
          Chairman of the Board